Exhibit 10.11

DESCRIPTION OF PERFORMANCE SHARE PROGRAM

The performance share program provides annual awards for the achievement of pre-established long-term strategic initiatives and annual financial performance of the Company. With respect to the Chairman, President and Chief Executive Officer of Ingersoll-Rand Company Limited, the number of performance share program awards granted are based upon a combination of financial objectives and strategic objectives, including the Company’s performance as well as his individual performance. For all other participants in the performance share program, the number of performance share program awards granted are based solely on enterprise financial objectives rather than a combination of those financial objectives and strategic objectives. The amount of any performance share program awards is discretionary and is subject to general guidelines.